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                 FEDERAL EMPLOYER IDENTIFICATION NO. 22-2603175
                         CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                      COMPOST AMERICA HOLDING COMPANY, INC.


                  Pursuant to the provision of Section 14A:7-2, of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to Certificate of Incorporation:

                           1.       The name of the corporation is:

                                    Compost America Holding Company, Inc.

                           2. The following amendment to the Certificate of Incorporation was approved by the directors of the corporation on the 23rd day of March, 2000:

                  The Certificate of Amendment to the Certificate of Incorporation of Compost America Holding Company, Inc. relating to the Certificate of Designations of Rights and Preferences of Series D Exchangeable Redeemable Preferred Stock (the "Series D Designation"), filed on April 27, 1998, as amended on June 15, 1998 (and as so amended, the "Series D Certificate"), is hereby further amended as follows:

                           A. Paragraph 2 of the Series D Designation, attached as Exhibit "A" to the Series D Certificate, is hereby amended to read in full as follows:

                                    "2.     Cumulative Dividends; Priority.
                                            ------------------------------

                                            (a) The holders of record of shares
                           of Series D Preferred Stock are entitled to a cumulative noncompounded dividend equal to 8% per annum, payable when declared by the Company's Board of Directors, and upon any exchange or redemption of the Series D Preferred Stock. Dividends shall be payable semi-annually by the Company on June 30th and December 31st of each year. Through November 3, 2004, dividends on the Series D Preferred Stock may be paid either in cash or, at the election of the Company, by delivery of additional shares of Common Stock having an aggregate "Market Value" (as hereinafter defined) equal to the amount of such dividend, or in any combination of cash and shares of Common Stock. For purposes of dividend payments, each share of Common Stock will be deemed to have a "Market Value" equal to ninety percent (90%) of the "Average Share Price"

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                           as defined in Section 5(a) for the ten (10)
                           consecutive trading days preceding the dividend payment date. Dividends on shares of the Series D Preferred Stock will be cumulative on a daily basis from the date of initial issuance of such shares of Series D Preferred Stock. Dividends will be payable, in arrears, to holders of record as they appear on the stock books of the Company on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. The amount of dividends payable for each full dividend period shall be computed by dividing the annual dividend payment by two. The amount of dividends payable for the initial dividend period or any period shorter or longer than a full dividend period shall be calculated on the basis of a 360-day year of twelve 30-day months. No dividends may be declared or paid or set apart for payment on any parity stock with regard to the payment of dividends unless there shall also be or have been declared and paid or set apart for payment on the Series D Preferred Stock, like dividends for all dividend payment periods of the Series D Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends (x) accumulated and unpaid or payable on such parity stock, on the one hand, and (y) accumulated and unpaid through the dividend payment period or periods of Series D Preferred Stock next preceding such dividend payment date, on the other hand.

                                    Except as set forth in the preceding
                           sentence, unless full cumulative dividends on the Series D Preferred Stock have been paid, no dividends (other than in Common Stock of the Company) may be paid or declared or set aside for payment or other distribution made upon the Common Stock or any other Junior Stock of the Company or on a parity with the Series D Preferred Stock as to dividends, nor may any Common Stock or any other Junior Stock or parity stock of the Company, except as provided in that certain Sharing Agreement dated March 31, 2000 between the Company, Wasteco Ventures Limited and Robert J. Longo, as amended, be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any shares of such stock); provided, that any such Junior Stock or parity stock may be converted into or exchanged for stock of the Company ranking junior to the Series D Preferred Stock as to dividends."

                                    B.      Paragraph 9 of the Series D
                           Designation is hereby deleted in its entirety.

         The Series D Certificate is hereby further amended as follows:

                           A. A new paragraph 8 is added to the Series D Certificate as follows:



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                           "Pursuant to the provisions of Section 14A:7-2(2) of
                           the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to the Certificate of Incorporation relating to a Certificate of Designations of Rights and Preferences of Series D Exchangeable Redeemable Preferred Stock filed on April 27, 1998, as amended on June 15, 1998."

                           B. A new paragraph 9 is added to the Series D Certificate immediately following paragraph 8 and preceding the resolution, as follows:

                                    The Certificate of Incorporation is further amended so that the relative rights, preferences and limitations of each class and series acted upon in the resolution are as stated in the resolution.

                           C. A new paragraph 10 is added to the Series D Certificate immediately after new paragraph 9 and preceding the resolution as follows:

                                    The resolution referred to in paragraph 9 is the resolution of the Board dated March 23, 2000 setting forth its actions and stating the relative rights, preferences and limitations of the shares of Series D Exchangeable Redeemable Preferred Stock thereby created and is set forth below.

                  This Certificate of Incorporation is amended so that the relative rights, preferences and limitations of each class and series acted upon in the resolution, are as stated in the resolution.

                  The resolution referred to in the immediately preceding paragraph was adopted by the Board of Directors on March 23, 2000, and is the resolution of the Board setting forth the actions and stating the relative rights, preferences and limitations of the shares of Series D Preferred Stock and is set forth below:

                           RESOLVED, that the Certificate of Amendment and the
                  Certificate of Designations of Rights and Preferences of Series D Exchangeable Redeemable Preferred Stock filed on April 27, 1998, as amended June 15, 1998, is confirmed


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                  in all respects and is incorporated herein by reference;
                  subject, however, to the further amendments set forth in the Certificate of Amendment dated June 14, 2000 and the Board authorizes the filing with the Secretary of State of the State of New Jersey of such Certificate of Amendment.



Dated this 14th day of June, 2000.



                                COMPOST AMERICA HOLDING COMPANY, INC.


                                BY: ____________________________________________
                                                Marvin Roseman
                                                Office of the President



                                BY: ____________________________________________
                                                Chris Daggett
                                                Office of the President

                                BY: ____________________________________________
                                                Richard Franks
                                                Assistant Secretary